Exhibit 99.1

November 21, 2012

Tofutti Press Release

Company Contact:              Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES THIRD QUARTER
 AND NINE MONTH RESULTS

Cranford, New Jersey  -- November 21, 2012 -- TOFUTTI BRANDS INC. (NYSEAMEX Symbol: TOF) today announced its results for the thirteen and thirty-nine week periods ended September 29, 2012.

Tofutti Brands reported net sales for the thirteen weeks ended September 29, 2012 of  $3,498,000, a decrease of $119,000, or 3%, from $3,617,000 in net sales for the thirteen weeks ended October 1, 2011. Net sales for the thirty-nine week period ended September 29, 2012 decreased by approximately $1.6 million to $10.5 million from approximately $12.1 million for the thirty-nine week period ended October 1, 2011.  Sales in both the thirteen and thirty-nine week periods reflect the loss of sales to Trader Joe’s, formerly the company’s largest customer, after it discontinued stocking branded goods in mid-2011.

The company’s gross profit and gross profit percentage for the thirteen week period ending September 29, 2012 were approximately $882,000 and 25%, respectively, compared to $1,121,000 and 31%, respectively, for the period ending October 1, 2011. The decrease in gross profit and gross profit percentage for the thirteen week period in 2012 was due to the decrease in sales and an increase in sales promotions and allowances incurred in an effort to expand future sales.  The company’s gross profit and gross profit percentage for the thirty-nine week period ending September 29, 2012 were approximately $2,828,000 and 27%, respectively, compared to $3,436,000 and 28%, respectively, for the period ending October 1, 2011. The decrease in gross profit and gross profit percentage for the thirty-nine week period  in 2012 was due to the lower level of sales.

For the thirteen week period ended September 29, 2012, the company reported a loss of $279,000 before an income tax benefit of $62,000 compared to income before income taxes of $70,000 for the thirteen week period ended October 1, 2011. As a result, the company recorded a net loss of $217,000 ($(0.04) per share on a basic and diluted basis) for the thirteen weeks ended September 29, 2012 compared to net income of $34,000 ($0.01 per share on a basic and diluted basis) for the thirteen weeks ended October 1, 2011.   The company reported a loss of $785,000 before an income tax benefit of $259,000 for the thirty-nine week period ended September 29, 2012 compared to income before income taxes of $99,000 for the thirty-nine week period ended October 1, 2011. The company’s net loss for the thirty-nine weeks ended September 29, 2012 was $526,000 ($(0.10) per share on a basic and diluted basis) compared to net income of $52,000 ($0.01 per share on a basic and diluted basis) for the thirty-nine weeks ended October 1, 2011.

As of September 29, 2012, the company’s working capital was approximately $3.9 million, with approximately $0.2 million in cash and cash equivalents,  compared with working capital of $4.4 million and approximately $1.6 million in cash and cash equivalents at December 31, 2011.  The decrease in cash and cash equivalents reflects in part the buildup of inventory of our new products that were introduced during the third quarter.

Mr.  David Mintz, Chairman and Chief Executive Officer of the company stated, “Our  results for the first nine months of 2012 continue to reflect the impact of the loss of Trader Joe’s as a customer. We are working to replace those sales with aggressive promotional sales activities.  We believe that our sales and gross margins will improve during the remainder of fiscal 2012 due to the continued roll-out of our new products and price increases instituted in  the second and  third quarters of this year.

About Tofutti Brands Inc.

TOFUTTI BRANDS INC. is principally involved in the development, production and marketing of TOFUTTI brand soy-based, dairy-free frozen desserts, soy-based dairy free cheese products and other soy-based, dairy-free food products.  TOFUTTI products are sold in grocery stores, supermarkets, health and convenience stores throughout the United States and in approximately twenty-five other countries.

Forwarding-Looking Statements

Some of the statements in this press release concerning the company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Condensed Statements of Operations
(in thousands, except per share figures)

	Thirteen weeks ended September 29, 2012	Thirteen weeks ended October 1, 2011	Thirty-nine weeks ended September 29, 2012	Thirty-nine weeks ended October 1, 2011

Net sales	$3,498	$3,617	$10,486	$12,072
Cost of sales	2,616	2,496	7,658	8,636
Gross profit	882	1,121	2,828	3,436
Operating expenses	1,161	1,051	3,613	3,337
Income (loss) before income taxes	(279)	70	(785)	99
Income tax (benefit) expense	(62)	36	(259)	47
Net income (loss)	$(217)	$34	$(526)	$52
Weighted average common shares outstanding:
Basic and diluted	5,154	5,177	5,154	5,177
Net income (loss) per common share:
Basic and diluted	$(0.04)	$0.01	$(0.10)	$0.01

TOFUTTI BRANDS INC.
Condensed Balance Sheets
(in thousands, except share figures)

	September 29, 2012	December 31, 2011*
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$213	$1,594
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $252 and $486, respectively	1,963	1,936
Inventories, net of reserve of $50 and $50, respectively	2,011	1,441
Prepaid expenses	97	122
Deferred costs	128	--
Refundable income taxes	177	42
Deferred income taxes	298	265
Total current assets	4,887	5,400

Fixed assets, net of accumulated amortization of $47 and $44	1	5
Other assets	16	16
	$4,904	$5,421

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$491	$319
Accrued expenses	347	637
Deferred revenue	143	--
Total current liabilities	981	956

Commitments and contingencies	--	--

Stockholders’ equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,153,706 shares at September 29, 2012
         and 5,162,186 shares at December 31, 2011
	-- 52	-- 52
Retained earnings	3,871	4,413
Total stockholders’ equity	3,923	4,465
Total liabilities and stockholders’ equity	$4,904	$5,421

*           Derived from audited financial information.